Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-204906, No. 333-207759 and No. 333-208932) of Shell Midstream Partners, L.P. of our reports dated February 23, 2017, with respect to the consolidated financial statements of Shell Midstream Partners, L.P. and the effectiveness of internal control over financial reporting of Shell Midstream Partners, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Houston, Texas
February 23, 2017